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Exhibit 99.1

[LOGO OF THE WET SEAL, INC. APPEARS HERE]

        contact: Walter Parks, Executive Vice President/CAO
(949) 699-3922

THE WET SEAL, INC. ANNOUNCES DEPARTURE OF CHIEF EXECUTIVE KATHY BRONSTEIN

        FOOTHILL RANCH, CA, February 6, 2003—Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced that Kathy Bronstein, Vice Chairman and Chief Executive Officer has been relieved of her duties, effective immediately. She will be succeeded for an interim period by Irv Teitelbaum, Chairman of the Board.

Bronstein began working for the Company in 1985 as the Company's merchandise manager. "As a visionary in the world of young women's ready-to-wear fashion, Kathy has led the company to a position of impressive growth and achievement," said Irv Teitelbaum, Chairman of the Board. "As we move forward, this company remains committed to our focus on providing fashion-forward quality merchandise at affordable prices for young women. Our aim is to surprise and excite shoppers with fashion newness."

Teitelbaum has served as Chairman of The Wet Seal, Inc. since June 1984. He is also Chairman, CEO and co-founder of La Senza Corporation, a Canadian retail company with more than 460 stores of women's apparel and lingerie, trading on the Toronto Stock Exchange.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 606 stores in 46 states, the District of Columbia and Puerto Rico, including 476 Wet Seal stores, 100 Arden B. stores and 30 Zutopia stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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THE WET SEAL, INC. ANNOUNCES DEPARTURE OF CHIEF EXECUTIVE KATHY BRONSTEIN